Shareholder Letter Second Quarter 2017 August 03, 2017 Zendesk Guide, launched Q2 2017 Exhibit 99.2

Mikkel Svane

CEO



Elena Gomez

CFO



Marc Cabi

Strategy & IR

$101.3M

Q2 2017 revenue

36%

Y/Y revenue growth

107,400

Paid customer accounts

Introduction

Zendesk heads into the second half of 2017 in a strong position to deliver on both its strategic goals and growth targets for the year after steady progress in the first half of the year. We advanced across all of our growth drivers during the quarter, while laying the foundation for greater go-to-market impact in the second half of the year.

In our efforts to further expand our markets, we made additional inroads with larger organizations by both closing a greater number of bigger deals during the quarter and growing our pipeline. We recently expanded our investments internationally with major events in Brazil, Japan, and Australia and the announcement of plans for an additional Amazon Web Services (AWS) data center in Australia. Meanwhile, we made advancements toward selling solutions, reflecting our evolution to a multi-product company.

We continued our multi-product momentum with strong early adoption of Zendesk Guide, our self-service knowledge base product, and general availability this month of Zendesk Message (for popular messaging platforms like Facebook Messenger) as part of a new Enterprise version of Zendesk Chat. We enabled our customers to further innovate in self-service with the broader release of Answer Bot, our machine learning-based feature in Guide that enables organizations to deliver automated answers to customers.

Zendesk Shareholder Letter Q2 2017 - 2

Zendesk Shareholder Letter Q2 2017 - 3 Second quarter 2017 financial summary (in thousands, except per share data) Three Months Ended June 30, GAAP Results 2017 2016 Revenue $ 101,273 $ 74,200 Gross profit 70,610 51,264 Gross margin 69.7% 69.1% Operating loss $ (30,504) $ (26,296) Operating margin -30.1% -35.4% Net loss $ (29,306) $ (26,254) Net loss per share (0.29) (0.28) Non-GAAP Results Non-GAAP gross profit $ 74,266 $ 54,387 Non-GAAP gross margin 73.3% 73.3% Non-GAAP operating loss $ (6,187) $ (5,632) Non-GAAP operating margin -6.1% -7.6% Non-GAAP net loss $ (4,989) $ (5,590) Non-GAAP net loss per share (0.05) (0.06) In the second quarter we delivered $101.3 million in revenue, which represents 36% revenue growth when compared to the second quarter of 2016. Additionally, we ended the second quarter with 107,400 paid customer accounts and saw improvements in both the percentange of MRR from customers with 100 or more agents and dollar-based net expansion rate metrics.

Zendesk Shareholder Letter Q2 2017 - 4 Tom Keiser Chief Operating Officer Chief Operating Officer appointment We are pleased to announce the appointment of Tom Keiser as Chief Operating Officer. In his new role, Tom will work with our CEO and the executive team to align, communicate, and drive Zendesk’s organizational priorities. He will ensure these priorities are executed across the organization, confirm that measurement and success criteria are clearly defined and implemented, and support our efforts to meet near- and long-term growth and profitability targets. Over the past 15 months as Zendesk’s Chief Information Officer (CIO), Tom has run Technology Operations, Security and Compliance, Enterprise Data and Analytics, and IT. He has been instrumental in bringing structure, discipline, and accountability into our most significant operational issues. Tom’s career spans 20 years of leading global technology initiatives. He is the former CIO and Executive Vice President of Global Product Operations at The Gap, Inc. He brings a wealth of experience in enter- prise technology, sales, and operations and is a proven leader with dedication, vision, and insight.

Zendesk Shareholder Letter Q2 2017 - 5 Go-to-market activities As we look to the second half of the year, we believe that we have overcome most of the ripple effects of last year’s reorganization of our U.S. sales and marketing departments. While the impacts of turnover in our sales force lingered longer than we expected, we believe that later this year we will reap the rewards of our work to bolster our go-to-market capabilities. We are now in a stronger position to both land business with larger organizations and expand the products used by our existing customers. Sales hiring Last year we reorganized our U.S. sales and marketing efforts around a more territory-based approach to help us more efficiently win new business and expand within our existing customer base. As discussed in previous quarters, this change created more employee turnover than expected in that group in the third and fourth quarters of 2016. We spent much of the fourth quar- ter of last year and the first quarter of 2017 re-hiring for those lost positions and filling open territories to bring our sales capacity to levels that support our growth ambitions. We expect to see sales force productivity continue to increase during the second half of the year as our most recent hires continue to ramp. In addition to closing the headcount gap in sales, we hired more sales professionals outside San Francisco in key regions throughout the United States. By putting strategic account executives closer to their customers, we believe we can foster better relationships in markets that are currently less penetrated. We also believe these strategic relationships will continue to help generate more wins in the enterprise space. Additionally, we are encouraged by the expanding population of household names in our pipeline.

Zendesk Shareholder Letter Q2 2017 - 6 Selling solutions At Zendesk’s Analyst and Investor Day in May, we previewed our plans to move toward selling solutions. This shift reflects our evolution from a single product to a multi-product company with sophisticated multichannel solutions that bring together siloed departments with shared context and intelligence about the customer journey. As customer journeys become more complex, customer support software must be built for the needs of customers and businesses alike. Zendesk helps businesses transform their customer experiences and deliver effortless engagement through the varied communication channels and service styles preferred by their customers. With solutions built to improve every point of interaction across a complex journey, Zendesk brings together currently siloed departments—such as support, marketing, and sales—and adds context and intelligence to help businesses deliver on the promise of great service in a personalized style, whether that’s self-service, a quick call, live chat, messaging, or a simple email. platformfuture 2017+ 2014 solutions products

Zendesk Shareholder Letter Q2 2017 - 7 Products Zendesk Guide In May we launched Guide, our new smart knowledge base solution. Guide gives customers advanced self-service support powered by machine learning, while also empowering customer service agents to resolve inquiries with contextual insights. As companies face increasingly complex inquiries, Guide offers the ability to deflect calls and tickets that might be easily solved using machine learning and self- service. By helping our customers reduce the volume of simple requests, agents can focus on more complex issues that require a human touch. When machine learning is unable to solve a customer’s inquiry, Guide can hand off the conversation to an agent with context such as what has been offered to the customer and which help articles the customer has already read, decreasing duplicative suggestions for faster resolution and a better customer experience. In the first quarter of availability, new customers adopted the Guide Professional plan at a strong rate. We attribute the early success to the self-service value proposition resonating with our core customer service buyer and to the benefits of a transactional and low-friction purchase experience. Additionally, Answer Bot came out of its early access program at the end of July and was made available as a paid add-on to a select group of customers. Later this month, we expect to make Answer Bot generally available to all customers.

Zendesk Shareholder Letter Q2 2017 - 8 Outbound by Zendesk In May we announced the acquisition of Outbound. With this small acquisition, we expanded the product scope and market opportunity of the Zendesk Connect product, ultimately accelerating our time to meaningful revenue. Outbound by Zendesk enables businesses to automate and deliver relevant messages across web, email, and mobile channels and to better measure their effectiveness. Since closing the acquisition, we have continued to market and sell Outbound, while we work to combine the Connect and Outbound products into a single solution. As we discussed last quarter, we do not expect the acquisition to have a material impact on our 2017 revenue. However, customer interest in Outbound has increased significantly since the acquisition, and our focus in the third quarter will be ramping up additional sales specialists and working on integration with Zendesk Support. Zendesk Chat + Message At the beginning of August, we launched Chat Enterprise, designed to help businesses deliver an effortless customer experience by providing the tools necessary to offer real-time support on websites, in mobile apps, and through messag- ing channels. Chat Enterprise goes above and beyond our previous Chat offerings to serve larger use cases with features like skills-based routing and roles and permissions to ensure that customers can mitigate risk and scale strategically. The Chat workflow and management features have enabled our largest customers to deploy live chat across multiple countries, languages, and brands. Additionally, we announced general availability for Zendesk Message as part of the Chat Enterprise offering. By combining Chat and Message, Chat agents can continue to focus on their live chat responsibilities, while extending that real-time expertise to serve inbound queries from linked messaging channels such as Facebook Messen- ger, Twitter Direct Message, and LINE. We have built our Message offering to integrate with more messaging platforms in the future.

Zendesk Shareholder Letter Q2 2017 - 9 Embeddables Our Web Widget and Mobile SDKs allow our customers to leverage data across Support, Chat, and Guide and to put it all into one cohesive experience. At the end of the second quarter, we had more than 19,000 monthly active Web Widgets, which customers can use to start a chat, access the help center, or email for support, all without interrupting their online experience. Over 60% of those active Web Widget customers were using it across more than one product. Additionally, mobile adoption continues to rise, with a 25% quarter-over-quarter increase in the number of tickets created using our Support SDK. As we move closer to a true multichannel solutions offering, our Embeddables will help us collect information tied to interactions and events across the entire customer journey. With the ability to aggregate information across every interaction, every channel, and every customer-facing department, we will help businesses create a valuable and shared context that improves current engagements and optimizes future ones. Web Widget on mobile with contact options

Zendesk Shareholder Letter Q2 2017 - 10 International presence In the second quarter, we continued with expansion activities in several regions to support our global business, grow our customer base in key geographies, and serve our customers around the world. We recently announced growth plans for our Dublin office to support our business in EMEA, where we have approximately 40,000 paid customer accounts as of the end of the second quarter. We signed a lease for a larger office near our current Dublin location and plan to move in 2018. Along with our current 200 employees, our expanded EMEA headquarters in Dublin provides us the space to add 300 employees in the future. We also are continuing to see good momentum in both Asian and Latin American markets. In June we held our largest 2017 event to date: Zendesk Presents São Paulo, with more than 1,300 attendees. We also held one of our largest gatherings of regional reseller and implementation partners at a summit before the event. Our growing team in Japan is seeking broader opportunities and expanding the customer base. As of the end of the second quarter, we have more than 1,200 paid customer accounts in Japan, representing 60% growth year over year. That momentum was reflected in a mid-June Tokyo event— our biggest to date in Japan—with more than 140 attendees. In Australia, the recent Zendesk Presents Sydney event drew 160 attendees, making it the largest Zendesk event in the Asia-Pacific region this year. In association with that event, we announced plans to launch a new data center pod in Sydney this month in a secure AWS environment. Approxi- mately 1,000 customers from Australia and New Zealand will move to the new data center beginning in the third quarter.

Zendesk Shareholder Letter Q2 2017 - 11 Industry recognition As we expand our global footprint, Zendesk has earned an increased amount of attention from industry analysts. The opinions of these analysts are increasingly important for us as we attract customers in larger, enter- prise organizations. Zendesk believes that it continues to perform well in two industry analyses that we feel are most valued by the business and IT leaders who are focused on developing and implementing customer engage- ment strategies. For the second consecutive year, Zendesk is a Leader in Gartner’s Magic Quadrant for the CRM Customer Engagement Center, which was published in May 2017. In addition, Zendesk is a Strong Performer in The Forrester Wave™: Customer Service Solutions For Midsize Teams, Q2 2017. A notable customer success story from the second quarter of 2017 is an industry analyst ROI award for our customer AdRoll, the retargeting and pros- pecting platform for more than 35,000 advertisers worldwide. AdRoll unified 13 siloed support channels into a centralized engagement center on Zendesk for customer-facing support and account management. AdRoll was selected from more than 176 nominations as a winner of the Nucleus Research 2017 ROI Awards. The company’s selection was based on AdRoll’s implementation of Zendesk and the 812% ROI that the company realized with the project. The AdRoll story is a good example of how Zendesk often lands in one part of a customer’s business and expands with them over time. Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the high- est ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

Zendesk Shareholder Letter Q2 2017 - 12 Key accomplishments Timeline not to scale 1600 1800 Google Play Channel Framework 80K Satisfaction Prediction 70K Inaugural Analyst Day SMS Rebrand 1400 Office 365Pathfinder Gartner MQ Leader Forrester Wave Strong Performer Jan 2016 Jan 2017 July 2017 India Office Opening TokyoSao Paulo São Paulo Sydney Answer Bot Enterprise 90K Manila Office Opening 100K AWS Connect Integration SDK Fabric Montpellier Office Opening Singapore Office Opening + + ZENDESK PRESENTS Lorem ipsum

Zendesk Shareholder Letter Q2 2017 - 13 Customers Some of the customers to join us or expand with us recently include: Harry’s - a popular men’s shaving supply company MeUndies - underwear for men and women Mixpanel - product analytics for mobile, web, and beyond OVH - a French cloud computing company that offers virtual private servers Peloton - a popular exercise bike with streaming indoor cycling classes PlanGrid - a leader in construction productivity software Rapha - creator of cycling clothing and accessories ROBLOX - a user-generated online gaming platform

Operating metrics

As a proxy of our success with larger opportunities, we measure our number of contracts signed with an annual value of $50,000 or greater. In the second quarter, we closed over 45% more of these contracts versus a year ago, with the average contract size remaining roughly equal to the second quarter of 2016. Another metric we use to gauge our penetration within larger organizations is the percentage of recurring revenue generated by customers with 100 or more agents, which grew to 35% at the end of the second quarter of 2017, compared to 34% at the end of the first quarter of 2017 and 33% at the end of the second quarter of 2016. While we expect this metric to grow gradually, we see this second quarter increase as a sign of growing enterprise momentum as we enter into the second half of the year, which correlates with returns from our expanding investment in strategic account executives.

Our dollar-based net expansion rate also increased by one percentage point to end the second quarter at 116%, compared to 115% at the end of the first quarter of 2017 and 118% at the end of the second quarter of 2016. Consistent with expectations in prior quarters, we expect our dollar-based net expansion rate to remain in the 110-120% range over the next several quarters.

% of total quarter-ending Support MRR

from paid customer accounts with 100+ Support agents


100+ agents
Q2 2017
35%


25%
27%
31%
32%
33%
33%
33%
34%
34%
35%
Q1'15
Q2'15
Q3'15
Q4'15
Q1'16
Q2'16
Q3'16
Q4'16
Q1'17
Q2'17

Zendesk Shareholder Letter Q2 2017 - 14

Zendesk Shareholder Letter Q2 2017 - 15 Corporate social responsibility Our corporate social responsibility programs this year have drawn some of our greatest employee and community engage- ment. Employee involvement is strong across our offices, and for the first half of 2017, both our San Francisco and Dublin offices doubled volunteer hours as compared to the same period in 2016. Zendesk employees completed approximately 4,600 volunteer hours globally, and the Zendesk Neighbor Foundation donated more than $800,000 to 40 organizations during the first half of 2017. Zendesk values diversity among its employees and a culture in which everyone feels welcome and can excel and grow in their work and career. We recently hired a senior manager of diversity and inclusion to help us further advance our efforts worldwide. The new leader already has helped train employees on unconscious bias and developed internal groups for our LGBTQ employees and persons of color. We also expanded on our tradition of participating in Pride festivities with nearly all of our global offices taking part in local events. San Francisco Pride Parade, June 2017

Zendesk Shareholder Letter Q2 2017 - 16 Financial measures and cash flow We surpassed $100 million in quarterly revenue for the first time in our history, closing out the second quarter with $101.3 million in revenue, up 36% over the second quarter of 2016. From a gross margin perspective, we embarked on an expanded investment cycle in infrastructure to support our continued growth, ensure our scalability, and support our growing complexity of infrastructure requirements as part of our multi-product efforts. As we previously stated, we anticipate our step-up investment in infrastructure will continue throughout 2017 as we continue our transition from co-located data centers into cloud infrastructure hosted from multiple providers. As a result of these investments, our GAAP gross margin declined quarter over quarter to 69.7% in the second quarter of 2017, from 69.8% in the first quarter of 2017. GAAP gross margin increased year over year from 69.1% in the second quarter of 2016. Non-GAAP gross margin declined quarter over quarter to 73.3%, from 73.6% in the first quarter of 2017, and remained flat year over year when compared to 73.3% in the second quarter of 2016. GAAP operating loss for the second quarter of 2017 was $30.5 million compared to GAAP operating loss for the first quarter of 2017 of $27.2 million. GAAP operating loss for the second quarter of 2016 was $26.3 million. Non- GAAP operating loss for the second quarter of 2017 was $6.2 million and compares to non-GAAP operating loss for the first quarter of 2017 of $5.2 million. Non-GAAP operating loss for the second quarter of 2016 was $5.6 million. In the second quarter of 2017, GAAP operating margin was -30.1% versus -29.2% in the first quarter of 2017 and -35.4% in the second quarter of 2016. Non-GAAP operating margin declined quarter over quarter to -6.1% in the second quarter of 2017 from -5.6% in the first quarter of 2017. Non-GAAP operating margin was -7.6% in the second quarter of 2016. GAAP net loss for the second quarter of 2017 was $29.3 million or $0.29 per share, compared to GAAP net loss of $27.0 million or $0.28 per share in the first quarter of 2017. GAAP net loss was $26.3 million or $0.28 per share for the second quarter of 2016. Non-GAAP net loss for the second quarter of 2017 was $5.0 million or $0.05 per share, compared to non-GAAP net loss of $5.1 million or $0.05 per share for the first quarter of 2017. Non-GAAP net loss was $5.6 million or $0.06 per share for the second quarter of 2016. Weighted average shares used to compute both GAAP and non-GAAP net loss per share for the second quarter of 2017 was 99.5 million. Non-GAAP results for the second quarter of 2017 exclude $22.4 million in share-based compensation and related expenses (including $0.9 million of employer tax related to employee stock transactions and $0.4 million of amortization of share-based compensation capitalized in internal-use software), $1.0 million of amortization of purchased intangibles, and $0.9 million in acquisition-related expenses. Non-GAAP results for the first quarter of 2017 exclude $21.0 million in share-based compensation and related expenses (including $1.4 million of employer tax related to employee stock transactions and $0.4 million of amortization of share-based compen- sation capitalized in internal-use software), and $0.9 million of amortization of purchased intangibles. Non-GAAP results for the second quarter of 2016 exclude $19.7 million in share-based compensation and related expenses (including $0.7 million of employer tax related to employee stock transactions and $0.4 million of amortization of share-based compensation capitalized in internal-use software), and $1.0 million of amortization of purchased intangibles. During the second quarter of 2017, net cash from operating activities was $10.1 million, and free cash flow was $4.1 million. We ended the second quarter of 2017 with $102.8 million of cash and equivalents, and we had an additional $137.5 million of short-term marketable securities and $68.5 million in long-term marketable securities.

Zendesk Shareholder Letter Q2 2017 - 17 Guidance For the third quarter of 2017, we expect revenue to range between $108.0 and $110.0 million. We expect our GAAP operating loss for the third quarter of 2017 to range between $31.0 and $32.0 million. We expect our non-GAAP operating loss for the third quarter of 2017 to range between $6.0 and $7.0 million, which we estimate to exclude share-based compensation and related expenses of approximately $23.4 million, amortization of purchased intangibles of approximately $1.0 million and acquisition-related expenses of $0.6 million. For the full year of 2017, we expect revenue to range between $420.0 and $425.0 million, compared to our previous full-year guidance range of $417.0 to $425.0 million. This range represents revenue growth between 35% and 36% year over year. We expect our GAAP operating loss to range between $115.0 and $119.0 million. We expect our non-GAAP operating loss to range between $16.0 and $20.0 million, which we estimate to exclude share- based compensation and related expenses of approximately $93.3 million, amortization of purchased intangibles of approximately $3.7 million and acquisition-related expenses of $2.0 million. Our updated full-year guidance reflects our confidence in being able to maintain a high growth rate in 2017. We continue to expect net cash from operating activities and free cash flow to be positive for the full year 2017. This target regarding free cash flow includes cash used for purchases of property and equipment and internal-use software development costs. We have not reconciled free cash flow guidance to net cash from operating activities for this future period because we do not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on our free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the period is not available without unreasonable effort. Finally, we estimate we will have approximately 100.7 million weighted average shares outstanding for the third quarter of 2017 and 100.0 million weighted average shares outstanding for the full year of 2017, each based only on current shares outstanding and anticipated activity associated with equity incentive plans.

Zendesk Shareholder Letter Q2 2017 - 18 Condensed consolidated statements of operations (In thousands, except per share data; unaudited) Three Months Ended June 30, Six Months Ended June 30, 2017 2016 2017 2016 Revenue $101,273 $74,200 $194,280 $142,659 Cost of revenue 30,663 22,936 58,770 44,452 Gross profit 70,610 51,264 135,510 98,207 Operating expenses: Research and development 28,698 22,134 55,154 43,731 Sales and marketing 52,628 39,350 99,929 75,522 General and administrative 19,788 16,076 38,105 31,937 Total operating expenses 101,114 77,560 193,188 151,190 Operating loss (30,504) (26,296) (57,678) (52,983) Other income, net 508 134 726 64 Loss before provision for (benefit from) income taxes (29,996) (26,162) (56,952) (52,919) Provision for (benefit from) income taxes (690) 92 (652) 506 Net loss $(29,306) $(26,254) $(56,300) $(53,425) Net loss per share, basic and diluted $(0.29) $(0.28) $(0.57) $(0.58) Weighted-average shares used to compute net loss per share, basic and diluted 99,506 92,174 98,545 91,351

Zendesk Shareholder Letter Q2 2017 - 19 Condensed consolidated balance sheets (In thousands, except par value; unaudited) June 30, 2017 December 31, 2016 Assets Current assets: Cash and cash equivalents $102,775 $93,677 Marketable securities 137,489 131,190 Accounts receivable, net of allowance for doubtful accounts of $919 and $1,269 as of June 30, 2017 and December 31, 2016, respectively 41,311 37,343 Prepaid expenses and other current assets 21,141 17,608 Total current assets 302,716 279,818 Marketable securities, noncurrent 68,502 75,168 Property and equipment, net 61,753 62,731 Goodwill and intangible assets, net 68,762 53,296 Other assets 7,909 4,272 Total assets $509,642 $475,285 Liabilities and stockholders’ equity Current liabilities: Accounts payable $8,161 $4,555 Accrued liabilities 19,935 19,106 Accrued compensation and related benefits 21,982 20,281 Deferred revenue 141,345 123,276 Total current liabilities 191,423 167,218 Deferred revenue, noncurrent 1,773 1,257 Other liabilities 8,477 7,382 Total liabilities 201,673 175,857 Stockholders’ equity: Preferred stock, par value $0.01 per share — — Common stock, par value $0.01 per share 1,007 971 Additional paid-in capital 686,336 624,026 Accumulated other comprehensive loss (2,474) (5,197) Accumulated deficit (376,248) (319,720) Treasury stock, at cost (652) (652) Total stockholders’ equity 307,969 299,428 Total liabilities and stockholders’ equity $509,642 $475,285

Condensed consolidated statements of cash flows (In thousands; unaudited) Three Months Ended June 30, 2017 2016 Cash flows from operating activities Net loss $(29,306) $(26,254) Adjustments to reconcile net loss to net cash provided by (used in) operating activities: Depreciation and amortization 8,209 6,621 Share-based compensation 21,074 18,646 Other (338) 196 Changes in operating assets and liabilities: Accounts receivable (2,303) (4,325) Prepaid expenses and other current assets (2,502) (8,722) Other assets and liabilities (3,262) 3 Accounts payable 1,851 1,272 Accrued liabilities 1,664 (504) Accrued compensation and related benefits 3,990 3,164 Deferred revenue 10,999 9,874 Net cash provided by (used in) operating activities 10,076 (29) Cash flows from investing activities Purchases of property and equipment (4,485) (5,161) Internal-use software development costs (1,463) (1,422) Purchases of marketable securities (41,567) (115,376) Proceeds from maturities of marketable securities 30,032 6,425 Proceeds from sales of marketable securities 12,141 6,027 Cash paid for the acquisition of Outbound, net of cash acquired (16,470) — Net cash used in investing activities (21,812) (109,507) Cash flows from financing activities Proceeds from exercise of employee stock options 3,486 7,472 Proceeds from employee stock purchase plan 3,295 2,528 Taxes paid related to net share settlement of equity awards (1,609) (156) Principal payment on debt — (323) Net cash provided by financing activities 5,172 9,521 Effect of exchange rate changes on cash and cash equivalents 81 260 Net decrease in cash and cash equivalents (6,483) (99,755) Cash and cash equivalents at beginning of period 109,258 217,791 Cash and cash equivalents at end of period $102,775 $118,036

Non-GAAP results (In thousands, except per share data) The follow- ing table shows Zendesk’s GAAP results reconciled to non-GAAP results included in this letter. Three Months Ended June 30, Six Months Ended June 30, 2017 2016 2017 2016 Reconciliation of gross profit and gross margin GAAP gross profit $70,610 $51,264 $135,510 $98,207 Plus: Share-based compensation 2,156 1,802 4,260 3,435 Plus: Employer tax related to employee stock transactions 133 95 303 193 Plus: Amortization of purchased intangibles 919 846 1,748 1,677 Plus: Amortization of shared-based compensation capitalized in internal-use software 448 380 878 836 Non-GAAP gross profit $74,266 $54,387 $142,699 $104,348 GAAP gross margin 70% 69% 70% 69% Non-GAAP adjustments 3% 4% 3% 4% Non-GAAP gross margin 73% 73% 73% 73% Reconciliation of operating expenses GAAP research and development $28,698 $22,134 $55,154 $43,731 Less: Share-based compensation (7,584) (6,749) (14,497) (13,376) Less: Employer tax related to employee stock transactions (356) (277) (904) (571) Less: Acquisition-related expenses (175) — (175) — Non-GAAP research and development $20,583 $15,108 $39,578 $29,784 GAAP research and development as percentage of revenue 28% 30% 28% 31% Non-GAAP research and development as percentage of revenue 20% 20% 20% 21% GAAP sales and marketing $52,628 $39,350 $99,929 $75,522 Less: Share-based compensation (6,013) (5,684) (11,646) (11,123) Less: Employer tax related to employee stock transactions (247) (167) (614) (390) Less: Amortization of purchased intangibles (123) (106) (225) (208) Less: Acquisition-related expenses (187) — (187) — Non-GAAP sales and marketing $46,058 $33,393 $87,257 $63,801 GAAP sales and marketing as percentage of revenue 52% 53% 51% 53% Non-GAAP sales and marketing as percentage of revenue 45% 45% 45% 45% GAAP general and administrative $19,788 $16,076 $38,105 $31,937 Less: Share-based compensation (5,321) (4,410) (9,884) (8,407) Less: Employer tax related to employee stock transactions (133) (148) (403) (342) Less: Acquisition-related expenses (522) — (522) — Non-GAAP general and administrative $13,812 $11,518 $27,296 $23,188 GAAP general and administrative as percentage of revenue 20% 22% 20% 22% Non-GAAP general and administrative as percentage of revenue 14% 16% 14% 16%

(continued...)

Non-GAAP results

(In thousands, except per share data) The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

	Three Months Ended June 30,		Six Months Ended June 30,	
	2017	2016	2017	2016
Reconciliation of operating loss and operating margin				
GAAP operating loss	$(30,504)	$(26,296)	$(57,678)	$(52,983)
Plus: Share-based compensation	21,074	18,645	40,287	36,341
Plus: Employer tax related to employee stock transactions	869	687	2,224	1,496
Plus: Amortization of purchased intangibles	1,042	952	1,973	1,885
Plus: Acquisition-related expenses	884	—	884	—
Plus: Amortization of shared-based compensation capitalized in internal-use software	448	380	878	836
Non-GAAP operating loss	$(6,187)	$(5,632)	$(11,432)	$(12,425)
GAAP operating margin	(30)%	(35)%	(30)%	(37)%
Non-GAAP adjustments	24%	27%	24%	28%
Non-GAAP operating margin	(6)%	(8)%	(6)%	(9)%
Reconciliation of net loss				
GAAP net loss	$(29,306)	$(26,254)	$(56,300)	$(53,425)
Plus: Share-based compensation	21,074	18,645	40,287	36,341
Plus: Employer tax related to employee stock transactions	869	687	2,224	1,496
Plus: Amortization of purchased intangibles	1,042	952	1,973	1,885
Plus: Acquisition-related expenses	884	—	884	—
Plus: Amortization of shared-based compensation capitalized in internal-use software	448	380	878	836
Non-GAAP net loss	$(4,989)	$(5,590)	$(10,054)	$12,867)
Reconciliation of net loss per share, basic and diluted				
GAAP net loss per share, basic and diluted	$(0.29)	$(0.28)	$(0.57)	$(0.58)
Non-GAAP adjustments to net loss	0.24	0.22	0.47	0.44
Non-GAAP net loss per share, basic and diluted	$(0.05)	$(0.06)	$(0.10)	$(0.14)
Weighted-average shares used to compute net loss per share, basic and diluted	99,506	92,174	98,545	91,351
Computation of free cash flow				
Net cash provided by (used in) operating activities	$10,076	$(29)	$17,225	$4,560
Less: purchases of property and equipment	(4,485)	(5,161)	(9,276)	(8,410)
Less: internal-use software development costs	(1,463)	(1,422)	(3,315)	(2,773)
Free cash flow	$4,128	$(6,612)	$4,634	$(6,623)

Zendesk Shareholder Letter Q2 2017 - 22

Zendesk Shareholder Letter Q2 2017 - 23 About Zendesk Zendesk builds software for better customer relationships. It empowers organizations to improve customer engagement and better understand their customers. More than 107,000 paid customer accounts in over 160 countries and territories use Zendesk products. Based in San Francisco, Zendesk has operations in the United States, Europe, Asia, Australia, and South America. Learn more at www.zendesk.com. Forward-looking statements This press release contains forward-looking statements, including, among other things, statements regarding Zendesk’s future financial performance, its continued investment to grow its business, and progress towards its long-term financial objectives. The words such as “may,” “should,” “will,” “believe,” “expect,” “anticipate,” “target,” “project,” and similar phrases that denote future expectation or intent regarding Zendesk’s financial results, operations, and other matters are intended to identify forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause Zendesk’s actual results, performance, or achievements to differ materially, including (i) adverse changes in general economic or market conditions; (ii) Zendesk’s ability to adapt its products to chang- ing market dynamics and customer preferences or achieve increased market acceptance of its products; (iii) Zendesk’s expectation that the future growth rate of its revenues will decline, and that, as its costs increase, Zendesk may not be able to generate sufficient revenues to achieve or sustain profitability; (iv) Zendesk’s limited operating history, which makes it difficult to evaluate its prospects and future operating results; (v) Zendesk’s ability to effectively manage its growth and organizational change; (vi) the market in which Zendesk operates is intensely competitive, and Zendesk may not compete effectively; (vii) the development of the market for software as a service business software applications; (viii) Zendesk’s ability to introduce and market new products and to support its products on a shared services plat- form; (ix) Zendesk’s ability to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions; (x) breaches in Zendesk’s security mea- sures or unauthorized access to its customers’ data; (xi) service interruptions or performance problems associated with Zendesk’s technology and infrastructure; (xii) real or perceived errors, failures, or bugs in its products; (xiii) Zendesk’s substantial reliance on its customers renewing their subscriptions and purchasing additional subscriptions; and (xiv) Zendesk’s ability to effectively expand its sales capabilities. The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those more fully described in Zendesk’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. Further information on potential risks that could affect actu- al results will be included in the subsequent periodic and current reports and other filings that Zendesk makes with the Securities and Exchange Commission from time to time, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. Forward-looking statements represent Zendesk’s management’s beliefs and assumptions only as of the date such statements are made. Zendesk undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unantici- pated events, except as required by law. About non-GAAP financial measures To provide investors and others with additional information regarding Zendesk’s results, the following non-GAAP financial measures were disclosed: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating loss and operating margin, non-GAAP net loss, non-GAAP net loss per share, basic and diluted, and free cash flow. Specifically, Zendesk excludes the following from its historical and prospective non-GAAP financial measures, as applicable: Share-based Compensation and Amortization of Share-based Compensation Capitalized in Internal-use Software: Zendesk utilizes share-based compensation to attract and retain employees. It is principally aimed at aligning their interests with those of its stockholders and at long-term retention, rather than to address operational performance for any particular period. As a result, share-based compensation expenses vary for reasons that are generally unrelated to financial and operational performance in any particular period. Employer Tax Related to Employee Stock Transactions: Zendesk views the amount of employer taxes related to its employee stock transactions as an expense that is dependent on its stock price, employee exercise and other award disposition activity, and other factors that are beyond Zendesk’s control. As a result, employer taxes related to its employee stock transactions vary for reasons that are generally unrelated to financial and operational perfor- mance in any particular period. Amortization of Purchased Intangibles: Zendesk views amortization of purchased intangible assets, including the amortization of the cost associated with an acquired entity’s developed technology, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are evaluated for impairment regularly, amortization of the cost of purchased intangibles is an expense that is not typically affected by operations during any particular period. Acquisition-Related Expenses: Zendesk views acquisition-related expenses, such as transaction costs, integration costs, restructuring costs, and acquisition-related retention payments, including amortization of acquisition-related retention payments capitalized in in- ternal-use software, as events that are not necessarily reflective of operational performance during a period. In particular, Zendesk believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses. Zendesk provides disclosures regarding its free cash flow, which is defined as net cash from operating activities, less purchases of property and equipment and internal-use software development costs. Zendesk uses free cash flow, among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures and capitalized software development costs. Zendesk believes that informa- tion regarding free cash flow provides investors with an important perspective on the cash available to fund ongoing operations. Zendesk’s disclosures regarding its expectations for its non-GAAP operating margin include adjustments to its expectations for its GAAP operating margin that exclude the expected share-based compensation and related expenses, amortization of purchased intangibles, and acquisition-related expenses excluded from its expectations for non-GAAP operating loss as compared to its expectation for GAAP operating loss for the same period. Zendesk does not provide a reconciliation of its non-GAAP operating margin guidance to GAAP operating margin for future periods beyond the current fiscal year because Zendesk does not provide guidance on the reconciling items between GAAP operating margin and non-GAAP operating margin for such periods, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s non-GAAP operating margin and, accordingly, a reconcili- ation of GAAP operating margin to non-GAAP operating margin guidance for such periods is not available without unreasonable effort.

Zendesk Shareholder Letter Q2 2017 - 24 About operating metrics Zendesk reviews a number of operating metrics to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. These include the number of paid customer accounts on Zendesk Support, Zendesk Chat, and its other products, dollar-based net expansion rate, monthly recurring revenue represented by its churned customers, and the percentage of its monthly recurring revenue from Support originating from customers with 100 or more agents on Support. Zendesk defines the number of paid customer accounts at the end of any particular period as the sum of (i) the number of accounts on Support, exclusive of its legacy Starter plan, free trials, or other free services, (ii) the number of accounts using Chat, exclusive of free trials or other free services, and (iii) the number of accounts on all of its other products, exclusive of free trials and other free services, each as of the end of the period and as identified by a unique account identifier. Use of Support, Chat, and Zendesk’s other products requires separate subscriptions and each of these accounts are treated as a separate paid customer account. Existing customers may also expand their utilization of Zendesk’s products by adding new accounts and a single consolidated organization or customer may have multiple accounts across each of Zendesk’s products to service separate subsidiaries, divisions, or work processes. Each of these accounts is also treated as a separate paid customer account. Zendesk’s dollar-based net expansion rate provides a measurement of its ability to increase revenue across its existing customer base through expansion of authorized agents associ- ated with a paid customer account, upgrades in subscription plans, and the purchase of addi- tional products as offset by churn, contraction in authorized agents associated with a paid customer account, and downgrades in subscription plans. Zendesk’s dollar-based net expan- sion rate is based upon monthly recurring revenue for a set of paid customer accounts on its products. Monthly recurring revenue for a paid customer account is a legal and contractual determination made by assessing the contractual terms of each paid customer account, as of the date of determination, as to the revenue Zendesk expects to generate in the next monthly period for that paid customer account, assuming no changes to the subscription and without taking into account any one-time discounts or any platform usage above the sub- scription base, if any, that may be applicable to such subscription. Monthly recurring revenue is not determined by reference to historical revenue, deferred revenue, or any other GAAP financial measure over any period. It is forward-looking and contractually derived as of the date of determination. Zendesk calculates its dollar-based net expansion rate by dividing the retained revenue net of contraction and churn by Zendesk’s base revenue. Zendesk defines its base revenue as the aggregate monthly recurring revenue across its products for customers with paid customer accounts on Support or Chat as of the date one year prior to the date of calcula- tion. Zendesk defines the retained revenue net of contraction and churn as the aggregate monthly recurring revenue across its products for the same customer base included in the measure of base revenue at the end of the annual period being measured. The dollar-based net expansion rate is also adjusted to eliminate the effect of certain activities that Zendesk identifies involving the transfer of agents between paid customer accounts, consolidation of customer accounts, or the split of a single paid customer account into multiple paid customer accounts. In addition, the dollar-based net expansion rate is adjusted to include paid customer accounts in the customer base used to determine retained revenue net of con- traction and churn that share common corporate information with customers in the customer base that are used to determine the base revenue. Giving effect to this consolidation results in Zendesk’s dollar-based net expansion rate being calculated across approximately 87,500 customers, as compared to the approximately 107,400 total paid customer accounts as of June 30, 2017. To the extent that Zendesk can determine that the underlying customers do not share common corporate information, Zendesk does not aggregate paid customer accounts associated with reseller and other similar channel arrangements for the purposes of deter- mining its dollar-based net expansion rate. While not material, Zendesk believes the failure to account for these activities would otherwise skew the dollar-based net expansion metrics associated with customers that maintain multiple paid customer accounts across its products and paid customer accounts associated with reseller and other similar channel arrangements. Zendesk does not currently incorporate operating metrics associated with its analytics product or its Outbound product into its measurement of dollar-based net expansion rate. For a more detailed description of how Zendesk calculates its dollar-based net expansion rate, please refer to Zendesk’s periodic reports filed with the Securities and Exchange Commission. Zendesk’s disclosures regarding its expectations for its non-GAAP gross margin include adjustments to its expectations for its GAAP gross margin that exclude share-based com- pensation and related expenses in Zendesk’s cost of revenue and amortization of purchased intangibles related to developed technology. The share-based compensation and related expenses excluded due to such adjustments are primarily comprised of the share-based compensation and related expenses for employees associated with Zendesk’s platform infrastructure and customer experience organization. Zendesk does not provide a reconciliation of its non-GAAP gross margin guidance to GAAP gross margin for future periods because Zendesk does not provide guidance on the rec- onciling items between GAAP gross margin and non-GAAP gross margin, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s non-GAAP gross margin and, accordingly, a reconciliation of GAAP gross margin to non-GAAP gross margin guidance for the period is not available without unreasonable effort. Zendesk uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Zendesk’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Zendesk presents such non-GAAP financial measures in reporting its financial results to provide inves- tors with an additional tool to evaluate Zendesk’s operating results. Zendesk believes these non-GAAP financial measures are useful because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. This allows investors and others to better understand and evaluate Zendesk’s operating results and future prospects in the same manner as management. Zendesk’s management believes it is useful for itself and investors to review, as applicable, both GAAP information that may include items such as share-based compensation and related expenses, amortization of purchased intangibles, and transaction costs related to acquisitions, and the non-GAAP measures that exclude such information in order to assess the performance of Zendesk’s business and for planning and forecasting in subsequent periods. When Zendesk uses such a non-GAAP financial measure with respect to historical periods, it provides a reconciliation of the non-GAAP financial measure to the most closely comparable GAAP financial measure. When Zendesk uses such a non-GAAP financial mea- sure in a forward-looking manner for future periods, and a reconciliation is not determinable

Zendesk calculates its monthly recurring revenue represented by its churned customers on an annualized basis by dividing base revenue associated with paid customer accounts on Support that churn, either by termination of the subscription or failure to renew, during the annual period being measured, by Zendesk's base revenue. Zendesk's monthly recurring revenue represented by its churned customers excludes expansion or contraction associated with paid customer accounts on Support and the effect of upgrades or downgrades in subscription plan. The monthly recurring revenue represented by its churned customers is adjusted to exclude paid customer accounts that churned from the customer base used that share common corporate information with customer accounts that did not churn from the customer base during the annual period being measured. While not material, Zendesk believes the failure to make this adjustment could otherwise skew the monthly recurring revenue represented by its churned customers as a result of customers that maintain multiple paid customer accounts on Support.

Zendesk's percentage of monthly recurring revenue from Support that is generated by customers with 100 or more agents on Support is determined by dividing the monthly recurring revenue from Support for paid customer accounts with 100 or more agents on Support as of the measurement date by the monthly recurring revenue from Support for all paid customer accounts on Support as of the measurement date. Zendesk determines the customers with 100 or more agents on Support as of the measurement date based on the number of activated agents on Support at the measurement date and includes adjustments to aggregate paid customer accounts that share common corporate information.

Zendesk determines the annualized value of a contract by annualizing the monthly recurring revenue for such contract.

Zendesk does not currently incorporate operating metrics associated with products other than Support into its measurement of monthly recurring revenue represented by its churned customers or the percentage of monthly recurring revenue from Support that is generated by customers with 100 or more agents on Support.

About customer metrics	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	June 30, 2017
Paid Customer Accounts on Zendesk Support (approx.)	43,700	47,400	50,800	54,900	57,800
+Paid Customer Accounts on Zendesk Chat (approx.)	37,800	40,000	41,300	44,000	45,300
+Paid Customer Accounts on Other Zendesk Products (approx.)	1,300	1,700	2,200	2,900	4,300
=Approximate Number of Paid Customer Accounts	82,800	89,100	94,300	101,800	107,400

Source: Zendesk, Inc.

Contact:

Investor Contact

Marc Cabi, +1 415-852-3877

ir@zendesk.com

Media Contact

Tian Lee, +1 415-231-0847

press@zendesk.com

Zendesk Shareholder Letter Q2 2017 - 25